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                       [DEKALB GENETICS CORPORATION LOGO]

                                  NEWS RELEASE

Thomas R. Rauman
Chief Financial Officer
(815) 758-9223

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 9, 1996

            DEKALB GENETICS DECLARES REGULAR QUARTERLY CASH DIVIDEND

DEKALB, Illinois, February 9, 1996 -- DEKALB Genetics Corporation today announced that its board of directors has declared a regular quarterly cash dividend of 20 cents per share on Class A and Class B Common Stock.

     The dividend is payable March 8, 1996 to shareholders of record February 23, 1996.

     Based in DeKalb, Illinois, DEKALB Genetics Corporation is engaged in the research, production and marketing of agricultural seed and swine breeding stock. DEKALB Genetics Corporation Class B Common Stock is traded on the NASDAQ National Market System, under the symbol SEEDB.

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                   3100 SYCAMORE ROAD, DEKALB, IL 60115-9600
                        815/758-3461   FAX: 815/758-3711

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